                        ASSET PURCHASE AND SALE AGREEMENT

         THIS ASSET PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into as of this 10th day of April 1997, by and among SUNGOLD ENTERPRISES, LTD., a New York corporation ("Seller") and Seller's shareholders SHELDON GOLDMAN, LIONEL GOLDMAN and LIONEL GOLDMAN, TRUSTEE OF THE LIONEL GOLDMAN FAMILY TRUST U/A DATED September 30, 1994 (collectively the "Shareholders" and each, a "Shareholder"), and GARGOYLES ACQUISITION CORPORATION, a Washington corporation and wholly-owned subsidiary of Gargoyles, Inc. ("Purchaser").

                                    RECITALS

         A. Seller owns and operates a business that designs, distributes and sells sunglasses and related products (the "Business") from its company headquarters located at 2095 New Highway, Farmingdale, New York (the "Premises").

         B. Seller desires to sell the assets of the Business to Purchaser, and Purchaser desires to purchase the assets of the Business from Seller, upon the terms and subject to the conditions set forth herein.

         C. Capitalized terms shall have the meanings set forth in Section 16 hereof.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

         1. Property to be Purchased. Subject to the terms and conditions contained in this Agreement, Purchaser shall purchase from Seller and Seller shall sell to Purchaser all of the following assets and property of Seller related to the Business (the "Assets"):

                  1.1 Cash and Cash Equivalents. All cash, cash equivalents, prepaid expenses, advance payments, security and other deposits, credits and similar items;

                  1.2 Accounts Receivable; Work in Process. All accounts, notes, and other receivables and work in process, billed and unbilled;

                  1.3 Equipment; Tangible Personal Property. All machinery, equipment, tooling, dies, tools, furniture, office equipment, vehicles, spare parts,

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automobiles, except the company automobiles driven by Sheldon and Lionel Goldman and the security deposits related thereto, trucks, trailers, leasehold improvements and all other personal property used in the Business, including without limitation those items listed on the attached Exhibit 1.3, together with any express or implied warranty by the manufacturers or sellers of any item or component part thereof, to the extent transferable, and all maintenance records, brochures, catalogues and other documents relating to such personal property or to the installation or functioning thereof;

                  1.4 Inventory. All finished goods, work in process, component parts, raw materials, samples, supplies and other inventories of the Business;

                  1.5 Customer Purchase Orders and Contracts. All right, title and interest of Seller in all customer purchase orders or Contracts for goods or services placed with Seller;

                  1.6 Contracts. All of Seller's right, title and interest in and to all equipment leases, except for the leases related to the company automobiles driven by Sheldon and Lionel Goldman which shall be assumed by Sheldon and Lionel Goldman at Closing, real estate leases, including that certain Lease Agreement dated November 26, 1996, by and between Leonard Delalio and Robert P. Delalio, as landlords, and Seller, as tenant, with respect to the Premises, agreements, insurance contracts, employee life insurance policies, employee confidentiality and non-competition agreements, sales and purchase orders and other commitments to which Seller is a party, including without limitation those items listed on the attached Exhibit 1.6, together with any security or other deposits relating thereto;

                  1.7 Warranties. All manufacturer's, vendor's and supplier's warranties, to the extent assignable, in respect of any items of property included in the Assets;

                  1.8 Real Property Leases. All of Seller's right, title and interest as tenant in and to all real property leases listed on the attached
Exhibit 1.8;

                  1.9 Customer Lists; Books and Records. All records, customer and supplier lists, payroll and personnel records, formulae, specifications, drawings, plans, reports, data, notes, correspondence, Contracts, labels, catalogues, brochures, art work, photographs, advertising materials, files and other documents in the possession of Seller, including the books of account, ledgers and other financial records of Seller, whether in hard copy or computer format;

                  1.10 Drawings and Design. All product designs, drawings, blueprints, specifications and other similar documents;



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                  1.11 Intellectual Property. All of Seller's right, title and interest in and to all patents, trademarks, trade names, service marks, brand names, logos, copyrights, and applications for any of the foregoing, licenses, license agreements, formulae, trade secrets, processes, inventions, know-how and all other Intellectual Property relating to or used in the conduct of the Seller's Business, including, without limitation, those items listed on Exhibit 1.11;

                  1.12 Software; Production Data. All sales reports, cost sheets, bills of material, technical information, production data, software (including documentation and source code) including without limitation those items set forth on the attached Exhibit 1.12;

                  1.13 Prepaid Expenses. All prepaid expenses of Seller, including without limitation, ad valorem taxes, rentals, and all surety bonds, surety deposits, security deposits, lease deposits, letters of credit and other such instruments posted by or on behalf of Seller as security for its performance of any Contract or agreement of Seller to be transferred to Buyer pursuant to this Agreement, except for amounts related to state income tax, if any;

                  1.14 Permits. To the extent transferable, all Permits, relating to or maintained as part of the Business, including without limitation all of those items listed on the attached Schedule 5.18;

                  1.15 Claims. All choses in action, Claims, causes or rights of action and intangible property rights of Seller against third parties relating to the Assets or the Business; and

                  1.17 Seller's Name. The name Sungold Enterprises Ltd. and any derivative thereof, and all goodwill associated with the Business, together with the right of Purchaser to represent itself to third parties as the successor to the Business.

         2. Excluded Assets. The following assets and property (the "Excluded Assets") shall not be acquired by Purchaser or sold by Seller:

                  2.1 Corporate Franchise. Seller's corporate franchise, stock record books, corporate records books containing minutes of meetings of directors and stockholders and such other records as have to do exclusively with Seller's organization or stock capitalization (provided Seller shall provide copies of all such records to Purchaser as Purchaser shall request);



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                  2.2 Account. Seller's account with Chase Manhattan Bank
established for receipt of the Purchase Price; and

                  2.3 Unrelated Property. The property or rights (other than cash, deposits, bank accounts or the like), both tangible or intangible, owned by Seller and not used in or related to Seller's operation of the Business, and which are listed on the attached Exhibit 2.3.

         3. Purchase Price. In consideration of the transfer of the Assets to Purchaser and the other agreements set forth herein, Purchaser agrees to pay to Seller the following (the "Purchase Price"):

                  3.1 Cash at Closing. At Closing, Purchaser shall pay to Seller the sum of Ten Million Nine Hundred Seventy Thousand Dollars ($10,970,000) in immediately available funds, $10,470,000 of which shall be deposited in an account as Seller shall direct, and $500,000 of which shall be deposited in an escrow account with Chase Manhattan Bank (the "Escrow") to support Seller's indemnity obligations under Section 13.1(vi) hereof. The funds in Escrow shall be held in escrow and disbursed in accordance with the terms of the escrow agreement attached hereto as Exhibit 3.1 (the "Escrow Agreement");

                  3.2 Percent of Net Sales. In addition, Purchaser shall pay to Seller an amount equal to 7.5% of all Net Sales in excess of $7 Million for all products in Seller's product lines sold in each of the calendar years January 1 to December 31, 1997, 1998 and 1999 (the "Royalty Payments"), provided the gross margin targets for such products are maintained, as described more particularly in the royalty agreement attached hereto as Exhibit 3.2 (the "Royalty Agreement"). Royalty Payments shall be made on the first day of April following the end of each calendar year of product sales. The first Five Hundred Thousand Dollars ($500,000) of Royalty Payments payable to Seller shall be made to the Escrow and held in escrow and disbursed in accordance with the Escrow Agreement.

                  3.3 Additional Payment Related to Net Income. Purchaser shall pay Seller an amount of cash equal to Seller's Net Income from the Business attributable to first quarter 1997. As of Closing, Purchaser shall estimate Seller's Net Income for first quarter 1997, and Purchaser shall pay one-half of such estimated amount at the Closing. Following the Closing, Seller's first quarter 1997 profits shall be determined, and on the sixtieth (60th) day following the Closing Date, Purchaser shall pay to Seller the balance of first quarter 1997 Net Income, or, if the amount paid by Purchaser at Closing exceeded Seller's Net Income for first quarter 1997, then on such day Seller shall refund the excess to Purchaser. As of Closing, Seller estimates Seller's Net Income for first quarter 1997 to be $800,000.



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                  3.4 Allocation of the Purchase Price. The Purchase Price shall be allocated among the Assets in accordance with a schedule to be agreed by Seller and Purchaser and set forth on a certificate to be delivered by Seller and Purchaser at Closing or such later date as Purchaser and Seller shall agree (the "Allocation Certificate"). Purchaser and Seller shall report consistently with the allocation as provided for in the Allocation Certificate for all federal, state and local tax purposes. Not later than ten (10) days prior to the filing of their respective Form 8594 relating to the transactions contemplated by this Agreement, Seller and Purchaser shall each deliver to the other a copy of their respective Form 8594.

                  3.5. Assumption of Certain Obligations. As further consideration for the Assets, as of the close of business on the Closing Date, Purchaser shall assume and thereafter pay, perform or discharge, when due, the following liabilities and obligations of Seller (the "Assumed Liabilities"):

                       (a) the trade accounts payable arising from the operation of the ordinary course of the Business through the Closing Date, consistent with past practices;

                       (b) Seller's outstanding balance under its revolving line of credit and letters of credit with Chase Manhattan Bank, provided the proceeds from the credit line and letters of credit were used to pay obligations of Seller arising from the operation of the ordinary course of the Business;

                       (c) the liabilities as of the Closing Date under the Contracts comprising the Assets (the "Assumed Contracts") except for any liability under any of the Assumed Contracts arising out of Seller's failure to perform its obligations thereunder on or prior to the Closing Date;

                       (d) any liability for losses, personal injury, property damage or other damages of any kind whatsoever, whether suffered or incurred by the Seller's customer or Purchaser's customer or any other person, arising out of products manufactured or sold by the Seller or product repair services performed by the Seller on or prior to the Closing Date, but only where the occurrence giving rise to such liability occurs after the Closing; and

                       (e) any liability for defects, returns or allowances arising out of products manufactured or sold by Seller or services performed by Seller on or prior to the Closing Date.

                  3.6 Excluded Liabilities. Except for the Assumed Liabilities, the Purchaser assumes no liabilities or other obligations, commercial or otherwise, of



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the Seller, whether know or unknown, and all liabilities, other than the Assumed
Liabilities, shall remain obligations and liabilities of, and shall be retained and discharged by, Seller (the "Excluded Liabilities"). Without limiting the generality of the foregoing, Excluded Liabilities shall include, the following:

                       (a) any liability of the Seller with respect to any transaction occurring after the Closing Date;

                       (b) any liability of the Seller for federal, state or local taxes, fees, assessments or other similar charges (including, without limitation, income taxes, real estate taxes, payroll taxes, except those accrued by Seller as of the Closing Date, sales and use taxes and personal property taxes);

                       (c) any liability for losses, personal injury, property damage or other damages of any kind whatsoever, whether suffered or incurred by the Seller's customer or Purchaser's customer or any other person, arising out of products manufactured or sold by the Seller or services performed by the Seller on or prior to the Closing Date, where the occurrence giving rise to such liability occurs on or before the Closing, whether the Claim is asserted before or after the Closing;

                       (d) except for Seller's obligations related to the employment agreements between Seller and Scott Davidoff and Jeff Halpern, which will be assumed by Purchaser at Closing, any responsibility, liability or obligation with respect to salary, wages, sick pay, vacation pay, severance pay, savings plans, deferred compensation, any of Seller's pension, profit-sharing, retirement, and other fringe benefit plans, or other obligations for the benefit of any personnel of the Seller including pension benefits accrued (vested or unvested), or arising out of their employment through the Closing Date and/or their termination of employment by the Seller upon the consummation of the transactions contemplated hereby, for which the Seller shall be liable and, as to which Purchaser shall have no responsibility whatsoever arising either before or after the Closing Date;

                       (e) any liability of any kind whatsoever resulting from the failure of the Seller to comply with any Requirement of Law applicable to the Seller or the conduct of the Business;

                       (f) any liability under any Assumed Contract to the extent such liability arises out of the Seller's failure to perform its obligations thereunder prior to the Closing Date;

                       (g) except for any liability related to the revolving line of credit and letters of credit to be assumed by Purchaser in accordance with Section



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3.4(b) hereof, any liability of the Seller arising out of Indebtedness for borrowed money, whether from shareholders, third-party lenders, or otherwise;

                       (h) subject to Sections 3.5(a), (b) and (d), any liability arising out of the operation of Seller's Business occurring prior to the Closing Date;

                       (i) any loss, cost, or damage of any kind arising from or related to the litigation set forth on Schedule 5.8 hereof; and

                       (j) any liability whatsoever relating to an Excluded
Asset.

                       Seller shall have any and all responsibility to all creditors and all third parties and to the Purchaser with respect to, and shall pay, discharge and perform when due, any liability or obligation of Seller not expressly assumed by the Purchaser and, without limiting the generality of
Section 13 hereof, Seller and each of the Shareholders, jointly and severally, shall indemnify and hold harmless the Purchaser from and against any and all cost, loss, or expense (including reasonable attorneys' fees and expenses) arising from such obligations or liabilities not otherwise assumed by Purchaser.

                  3.7      State and Local Taxes.

                       (a) Sales/Use and Transfer Taxes. Seller shall prepare and file, in form and substance reasonably satisfactory to Purchaser, all sales/use and transfer tax returns due in connection with the sale of the Assets (the "Use Tax Return") by Seller to Purchaser, and Purchaser shall pay all sales or use taxes and all transfer or excise taxes due in connection with such sale.

                       (b) Personal Property Taxes. All state, county and local personal property taxes relating to the Assets which have been assessed shall be prorated as of the Closing Date. All such taxes assessed for periods after the Closing Date shall be the obligation of Purchaser.

                       (c) Basis for Calculation of Sales/Use and Transfer Taxes. Any sales/use or transfer taxes incidental to the transactions contemplated by this Agreement shall be calculated on the basis of the allocation of the Purchase Price set forth in the Allocation Certificate.

         4. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the office of Richard A. Kraslow, P.C., 425 Broad Hollow Road, Melville, New York 11747, at 10:00 a.m. local time on April 10, 1997, or at such other date as Seller and Purchaser shall agree (the "Closing Date").



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                  4.1      Obligations of Seller at Closing.  At the Closing,
Seller shall deliver to Purchaser:

                       (a) a bill of sale in the form of the attached Exhibit 4.1(a);

                       (b) an assignment and assumption of leases and contracts in the form of the attached Exhibit 4.1(b) (the "Assignment and Assumption of Leases and Contracts");

                       (c) an assignment of intangibles in the form of the attached Exhibit 4.1(c) (the "General Assignment and Assumption of Intangibles");

                       (d) an assignment and assumption of License Agreement with respect to the Stussy License in the form of the attached Exhibit 4.1(d) together with a consent to such assignment executed by Stussy, Inc. (the "Assignment and Assumption of the Stussy License");

                       (e) an employment agreement between Purchaser and Sheldon Goldman in the form of the attached Exhibit 4.1(e) (the "Employment Agreement");

                       (f) all books of account, accounting records, drawings, records and other documents to be acquired by Purchaser;

                       (g) the Seller's certificate described in Section 9.4 hereof;

                       (h) the opinion of Richard Kraslow, P.C. counsel to Seller, described in Section 9.3 hereof;

                       (i) certified copies of the resolutions of the directors and shareholders of Seller authorizing the consummation of the transactions contemplated by this Agreement;

                       (j) a Nondisclosure and Noncompetition Agreement executed by Lionel Goldman in the form of the attached Exhibit 4.1(j);

                       (k) the Royalty Agreement; and

                       (l) all written consents necessary in connection with the transfer of the Assets.



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In addition to the documents and other items specifically described above,
Seller shall execute and deliver to Purchaser other documents and instruments at the Closing as may be reasonably required to consummate the transactions contemplated by this Agreement.

                  4.2 Obligations of Purchaser at Closing. At the Closing, Purchaser shall deliver to Seller:

                       (a) the cash portion of the Purchase Price due at Closing;

                       (b) the Assignment and Assumption of Leases and Contracts;

                       (c) the General Assignment and Assumption of Obligations;

                       (d) the Assignment and Assumption of the Stussy License;

                       (e) the Employment Agreement;

                       (f) the Purchaser's certificate described in Section 10.3 hereof;

                       (g) the opinion of Cynthia L. Pope, counsel to Purchaser, described in Section 10.2 hereof;

                       (h) the Royalty Agreement; and

                       (i) the Nondisclosure and Noncompetition Agreement with Lionel Goldman.

In addition to the documents and other items specifically described above, Purchaser shall also execute and deliver other instruments at the Closing as may be reasonably required to consummate the transactions contemplated by this Agreement.

                  4.3 Possession. On the Closing Date, Seller shall deliver possession of the Assets to Purchaser wherever the Assets are located.

         5. Representations and Warranties of Seller and Shareholders. Seller and each of the Shareholders, jointly and severally, represents and warrants to Purchaser that the statements set forth in this Section 5 are true and correct as of the date hereof.



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                  5.1 Disclosure Schedule. On the date hereof, Seller shall
deliver to Purchaser disclosure schedules and documents relating thereto (the "Disclosure Schedule"), which shall include the numbered schedules specifically referred to in this Agreement. The information contained in the Disclosure
Schedule is complete and accurate in all respects, and all documents that are attached to or form a part of the Disclosure Schedule are true and complete copies of the genuine original documents they purport to represent.

                  5.2 Organization and Standing of Seller; Related Entities. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of New York with requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its property and assets. Seller is qualified to do business in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, if the failure to so qualify would affect materially and adversely its business or financial condition. A true copy of Seller's Articles of Incorporation, including all amendments thereto, and of its current Bylaws is attached to Schedule 5.2 of the Disclosure Schedule. Schedule
5.2 also sets forth a list of the shareholders of Seller and a description of all corporations, partnerships, joint ventures and other business entities in which Seller has an interest, if any (the "Related Entities"). Copies of all agreements with Related Entities to which Seller is a party are attached to
Schedule 5.2.

                  5.3 Financial Statements. A copy of financial statements for Seller as of and for the years ended 1994, 1995 and 1996, as reviewed by Rothstein, Kass & Company, P.C., are attached to Schedule 5.3 of the Disclosure Schedule (the "Financial Statements"). The Financial Statements include a balance sheet for Seller as of December 31, 1996 (the "Balance Sheet") and statements of operations and cash flows for the years then ended. The Financial Statements and the notes thereto fairly present the financial position of the Seller as of the dates thereof and the results of operations and cash flows of the Seller and its Business for the periods indicated therein, and have been prepared in accordance with generally accepted accounting principles, consistently applied.

                       (a) The accounts receivable of Seller, as reflected in the Financial Statements and thereafter arising, (i) are owned by the Seller and subject only to the Liens set forth in Schedule 5.3, (ii) are legal, valid and binding obligations of the account debtors in respect of such accounts receivable, and (iii) are fully collectible. Purchaser agrees not to write off any such account receivable without first giving Seller the opportunity to collect such amount at Seller's sole cost and expense.



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                       (b) Except as set forth in the Financial Statements,
Seller has no liability (whether accrued, absolute, contingent, unliquidated or otherwise), Indebtedness, or any trade or warranty obligation arising out of transactions entered into or any state of facts existing at or prior to the Closing Date, which is material to the Business (either individually or in the aggregate), other than: (i) liabilities and obligations set forth in the Balance Sheet and the notes thereto; (ii) liabilities and obligations which have arisen after the date of the Balance Sheet in the ordinary course of business and consistent with past practices in type and amount; and (iii) other Indebtedness, liabilities and obligations expressly disclosed in Schedule 5.3 of the Disclosure Schedule.

                  5.4 Title to and Condition of Assets. Except as disclosed in the Financial Statements or in Schedule 5.4 of the Disclosure Schedule, Seller has good and marketable title to all of the property and other assets, tangible and intangible, including the Assets, reflected in the Balance Sheet acquired after the dates thereof (except for products and properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens and restrictions on transfer, except statutory Liens not yet delinquent. Except as set forth on Schedule 5.4, the fixed assets of Seller are in operable condition, normal wear and tear excepted. Upon consummation of the transactions contemplated by this Agreement, Purchaser will have acquired good and marketable title to, or a valid leasehold interest in, each of the Assets, free and clear of Liens.

                  5.5 Customers. Schedule 5.5 of the Disclosure Schedule contains a list of the customers with whom Seller is dealing or providing services as of January 31, 1997, and copies of the material Contracts with any such customers are attached thereto. Except as set forth in Schedule 5.5, Seller knows of no fact which would lead it to believe that any of such listed customers will change materially their business relationship with respect to the Business following the Closing.

                  5.6      Material Contracts.

                       (a) Except for the Contracts disclosed in and attached to
Schedule 5.6 and Contracts with customers disclosed in Schedule 5.5, with respect to the Business, Seller is neither a party to nor bound by, nor are the Assets or Business subject to:

                            (i) any lease of real or personal property providing
for annual rentals of $10,000 or more;



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                            (ii) any Contract for the purchase of materials,
supplies, goods, services, equipment or other assets providing for annual payments by Seller of $50,000 or more;

                            (iii) any sales, distribution or other similar
agreement providing for the sale by Seller of materials, supplies, goods, services, equipment or other assets that provides for annual payments to Seller of $50,000 or more;

                            (iv) any partnership, joint venture or other similar
arrangement or agreement;

                            (v) any Contract relating to Indebtedness, except
Contracts relating to Indebtedness incurred in the ordinary course of business in an amount not exceeding $10,000;

                            (vi) any license agreement, franchise agreement or
agreement in respect of similar rights granted to or held by Seller;

                            (vii) any agency, dealer, sales representative or
other similar Contract;

                            (viii) any Contract that substantially limits the
freedom of Seller to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Asset or which would so limit the freedom of Purchaser after the Closing Date;

                            (ix) any Contract that is or relates to an agreement
with, or for the benefit of, any affiliate of Seller including the Shareholders; or

                            (x) any other Contract not made in the ordinary
course of business that is material to the Business.

                    (b) Each Contract disclosed in any Schedule to this Agreement or required to be disclosed pursuant to Section 5.6(a) is a valid and binding agreement of Seller and is in full force and effect, and neither Seller nor, to the Knowledge of Seller or either Shareholder, any other party thereto is in default in the performance of any material obligation under the terms of any such Contract, nor, to the Knowledge of Seller or either Shareholder, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default as defined in any such Contract.

                  5.7 Third-Party Consents. Except as set forth in Schedule 5.7, neither the execution of this Agreement nor the consummation of the transactions


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contemplated hereunder, including without limitation the transfer of the Assets, requires the approval or consent of any Person, Authority, or any party to any Contract with Seller.

                  5.8 Litigation. Except as set forth in Schedule 5.8, (i) no Claim is pending against or on behalf of Seller or, to the Knowledge of Seller or either of the Shareholders, threatened against or affecting Seller, the Business or any Asset, and to the Knowledge of Seller and each of the Shareholders, there is no basis for any such Claim, and (ii) no Claim is pending on behalf of Seller.

                  5.9   Employee Matters.

                            (a) Schedule 5.9 of the Disclosure Schedule sets
forth the name and compensation of each employee of Seller (including all bonuses, commissions, benefits, and entitlements). None of the employees of Seller has indicated that he or she intends to resign or retire, or otherwise intends not to accept any offer of employment by Purchaser on substantially the same terms and conditions as his or her current employment.

                            (b) With respect to all employees and former
employees, except as set forth on Schedule 5.9, Seller presently neither maintains, contributes to nor has any liability (including current or potential multi-employer plan withdrawal liability) under any (i) non-qualified deferred compensation or retirement plan or arrangement which is an "employee pension benefit plan" as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) qualified defined contribution retirement plan, (iii) qualified defined benefit pension plan, (iv) funded or unfunded medical, health or life insurance plan or arrangement for present or future retirees or present or future terminated employees which is an employee welfare benefit plan as defined in Section 3(1) of ERISA, or (v) any other employee welfare benefit plan. The qualified employee pension benefit plans (as defined in Section 3(2) of ERISA are referred to herein as the "Pension Plans" and the employee welfare benefit plans (as defined in Section 3(1) of ERISA) are referred to herein as the "Welfare Plans". Pension Plans and Welfare Plans are referred to collectively as "Plans".

                            (c) The Plans comply in all material respects with
the applicable requirements of ERISA. The Pension Plans meet the requirements of "Qualified Plans" under Section 401(a) of IRC, and each such plan has received a favorable determination letter from the Internal Revenue Service. All required contributions, reports and descriptions have been made, filed or distributed with respect to the Pension Plans. There have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the IRC.



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                            (d) Except as set forth on Schedule 5.9 of the
Disclosure Schedule, Seller has no collective bargaining agreements, and there are no strikes, work stoppages, or, to the Knowledge of Seller, threatened strikes or work stoppages, nor any demands for collective bargaining by any union or labor organization.

                  5.10 Environmental Matters. Except as set forth in Schedule
5.10 to the Disclosure Schedule, the operations of Seller comply and have at all times complied in all material respects with all applicable Requirements of Law concerning environmental health and safety. Seller has obtained all environmental, health and safety Permits necessary for its operations and all such Permits are in good standing, and Seller is in all material respects in compliance with all terms and conditions of such Permits. Seller is, in all material respects, in compliance with all terms and conditions of such Permits. Seller has not been notified that any of its present or past operations is the subject of any investigation by any governmental authority evaluating whether any remedial action is required nor has it needed to respond to or file any notice with respect to a Release or threatened Release of a Contaminant into the environment. Neither Seller nor, to the best Knowledge of Seller, has any agent (other than Seller's vendors, with respect to which Seller makes no representation or warranty under this Section 5.10) or subcontractor of Seller, Released or permitted the Release of any Contaminants from the Premises or any premises previously occupied by Seller in violation of any requirement of law.

                  5.11 Authorization and Enforceability. Seller has full capacity, power and authority to enter into and perform this Agreement and the other agreements contemplated hereby and to carry out the transactions contemplated hereby, and all such agreements have been duly authorized by all necessary corporation and other action and are binding upon Seller and enforceable against Seller in accordance with their terms. The execution, delivery and performance by Seller of this Agreement does not and will not: (i) result in a breach, default or event of default (with due notice, lapse of time or both) under any Contract to which Seller or any of the Assets is subject (a "Seller Contract or Permit"), (ii) conflict with the provisions of any Requirement of Law or any Seller Contract or Permit, (iii) result in the creation of a Lien upon the Assets, or (iv) to the best Knowledge of Seller or any Shareholder, give any third party the right to amend, terminate, or accelerate any obligation under a Seller Contract or Permit.

                  5.12 Insurance. Seller currently has insurance Contracts or policies in full force and effect which provide for coverages that are usual and customary as to amount and scope in respect to Seller's businesses. Schedule
5.12 contains a list of all insurance coverages and fidelity bonds currently maintained by Seller, and copies of all such policies and bonds are attached. All premiums payable under such policies and bonds have been paid, and Seller is otherwise in compliance with the terms thereof. There is no Claim under any such policy or bond as to which coverage has been questioned, denied, or disputed. Such policies and bonds (or other substantially similar coverages) have been in effect since January 1, 1991.

                  5.13     Banking  Arrangements.   Schedule  5.13  of  the
Disclosure Schedule lists all bank accounts and the authorized signatories with respect to each such account.

                  5.14 Taxes Through Closing. All federal, state and local tax returns required by law to be filed prior to the Closing Date by Seller have been filed, and Seller has paid all taxes required to be paid in respect of the periods covered by the tax returns. All money required to be withheld by Seller from the wages or salaries of its employees for income tax, Social Security and unemployment taxes has been withheld, and either paid to the proper tax receiving Authority or set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books of Seller.

                  5.15 Inventory. The Inventories set forth in the Balance Sheet were properly stated therein at the lower of cost or fair market value and determined in accordance with generally accepted accounting principals. Except as set forth in Schedule 5.15 of the Disclosure Schedule, all raw materials, work-in-process, finished goods, and other items of inventory of Seller are of a quality and quantity usable and salable in the ordinary and usual course of business, and none of the inventory is obsolete or will become obsolete within twelve (12) months from the Closing Date based upon the obsolescence criteria consistently applied by Seller, which criteria are in accordance with generally accepted accounting principals and are described on Schedule 5.15 of the Disclosure Schedule. Since the date of the Balance Sheet, all inventories have been maintained in the ordinary course of business consistent with past practices, and all inventories are in quantities sufficient for the normal operation of the Business. Inventory existing as of the Closing Date shall be liquidated by Sheldon Goldman for a price to be determined by Mr. Goldman in his sole discretion.

                  5.16 Product Warranties. There are no express warranties applicable to products sold by Seller, except as disclosed on Schedule 5.16 of the Disclosure Schedule. Schedule 5.16 also summarizes all warranty or product liability claims that have been asserted against Seller during the five (5) years preceding the date of this Agreement.

                  5.17 Related Businesses. Except as disclosed on Schedule 5.17 of the Disclosure Schedule, no shareholder or key employee of Seller is presently an owner, shareholder, creditor, director, agent, consultant or employee of any business entity engaged in a business that acts as a supplier of any goods or services to Seller or any part of which is in actual or potential competition with Seller.

                  5.18 Permits. Seller has all Permits necessary for Seller to carry on its business as presently conducted, and all such Permits are identified on Schedule 5.18 of the Disclosure Schedule and are in full force and effect and have been complied with in all material respects. All fees and charges incident to such Permits have been fully paid and are current and, to the best of Seller's Knowledge, no suspension or cancellation of any Permit has been threatened or could result by reason of the transactions contemplated by this Agreement.

                  5.19     Intellectual Property.

                            (a) Schedule 5.19 contains a list of all patents,
trademarks, service marks, tradenames, copyrights, licenses, applications for patents, and inventions use by Seller in the operation of its Business. Such items, together with Seller's trade secrets, know-how, proprietary processes and formulae, and other intellectual property rights (the "Intellectual Property") comprise all the Intellectual Property used in the operation of Seller's business, and except as set forth on Schedule 5.19, Seller owns or otherwise has rights or licenses to use all such Intellectual Property subject only to the restrictions described on Schedule 5.19.

                            (b) Schedule 5.19 contains a list of the
Intellectual Property of Seller which has been duly registered in, filed in, or issued by the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other countries, states or other jurisdictions (the "Registers"). Neither Seller nor either Shareholder has any Knowledge (i) of an adverse claim of ownership by any third party of any of the Intellectual Property, (ii) of any invalidity or unenforceability of any of the Intellectual Property, (iii) of any act of fraud or inequitable conduct committed on the Registers, or (iv) any infringement by any other Person of any of the Intellectual Property. Seller has not entered into any agreement to indemnity another Person against claims of infringement with respect to the Intellectual Property.

                            (c) Except as set forth on Schedule 5.19, use of the
Intellectual Property by the Seller does not require the consent of any third party, and the same are freely transferable and are owned exclusively by the Seller free and clear of any Liens, royalties, encumbrances, adverse claims or any other ownership interest whatsoever.

                            (d) The best Knowledge of Seller and any of the
Shareholders, except as set forth on Schedule 5.19, there are no Claims, actions, or proceedings pending, or to Seller's Knowledge threatened, by or against the

Seller with respect to its Intellectual Property or the intellectual property rights of another Person. In addition, Seller's use of the Intellectual Property in its Business as currently conducted or as proposed to be conducted will not infringe any trademarks, service marks, trade names, copyrights, patents or other intellectual property rights of another Person.

                            (e) Schedule 5.19 contains a list of license
agreements and other Contracts currently being negotiated for and on behalf of the Seller with any third parties related to any of the Intellectual Property.

                  5.20 Compliance with Laws. Seller has not violated, and is not in violation of, any Requirement of Law or Regulation. Seller is not subject to, nor has it been threatened with, any fine, penalty, liability or disability as the result of a failure to comply with any Requirement of Law or Regulation (including those relating to the employment of labor and occupational health and safety) or any requirement of any Authority having jurisdiction over Seller, the conduct of its Business, the use of its assets and properties, or any of its premises, and to the Knowledge of Seller, no Authority is conducting or contemplating any investigation of Seller or the Business with respect to any alleged or possible violation of any Requirement of Law.

                  5.21 Absence of Changes. Since December 31, 1996, Seller has conducted the Business in the ordinary course consistent with past practices, and there has not been:

                            (a) any Material Adverse Change or any event,
occurrence, development or state of circumstances or facts that could reasonably be expected to result in a Material Adverse Change;

                            (b) any incurrence, assumption or guarantee by
Seller of any Indebtedness for borrowed money with respect to the Business other than in the ordinary course of business and in amounts and on terms consistent with past practices;

                            (c) any creation or other incurrence of any Lien on
any Asset other than in the ordinary course of business consistent with past practices;

                            (d) any damage, destruction or other casualty loss
(whether or not covered by insurance) affecting the Business or any Asset that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

                            (e) any transaction, contract, agreement or other
instrument entered into, or commitment made, by Seller relating to the Business or any Asset (including the acquisition or disposition of any assets) or any relinquishment by Seller of any contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

                            (f) any change in any method of accounting or
accounting practice by Seller with respect to the Business;

                            (g) any (i) grant of any severance or termination
pay to any employee of the Business, (ii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any employee of the Business, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to employees of the Business, other than in the ordinary course of business consistent with past practice;

                            (h) any labor dispute, other than routine individual
grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

                            (i) any capital expenditure, or commitment for a
capital expenditure, for additions or improvements to property, plant and equipment.

                  5.22 No Broker or Finder. Seller has retained no broker in connection with the transactions contemplated by this Agreement or has dealt with no broker or finder in connection with the transactions contemplated by this Agreement which would create an entitlement by any Person to a finders' or brokers' fee.

                  5.23 Questionable Payments. Neither Seller, nor any affiliate, director, officer, agent, employee of Seller, nor to the Knowledge of Seller or either Shareholder, any other Person acting on behalf of Seller has directly or indirectly made any payments to third parties in violation of any Requirement of Law related to trade practices.

                  5.24 Business Relationships. Except as set forth on Schedule 5.24, since January 1, 1997, no customer, supplier of goods or services, lessor, lender, licensor, licensee, distributor or other Person with whom Seller does business has terminated or modified its business relationship with Seller to Seller's disadvantage, or indicated an intention or threatened to do so, as a result of the transactions contemplated by this Agreement where such actual or prospective termination or modification has had or might have a Material Adverse Effect.

                  5.25 Accuracy of Statements. Neither this Agreement nor any of the exhibits, schedules, written statements, documents, certificates or other items furnished to Purchaser by or on behalf of Seller with respect to this Agreement and the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading.

         6. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that the following statements are true and correct as of the date hereof and will be true and correct on the Closing Date as though made on such date:

                  6.1 Organization and Standing of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Washington with all requisite corporate power and authority to carry on its business as now being conducted and to own, operate and lease its property and assets.

                  6.2 Authorization and Enforceability. Purchaser has full capacity, power and authority to enter into and perform this Agreement and to carry out the transactions contemplated hereby, and this Agreement is binding upon Purchaser and is enforceable against Purchaser in accordance with its terms. The execution, delivery and performance by Purchaser of this Agreement does not and will not: (i) result in a breach, default or event of default (with due notice, lapse of time or both) under any Contract to which Purchaser is subject (a "Purchaser Contract"), (ii) conflict with the provisions of any Requirement of Law or any Purchaser Contract, or (iii) give any third party the right to accelerate any obligation under a Purchaser Contract.

                  6.3 No Broker or Finder. Purchaser has retained no broker in connection with the transactions contemplated by this Agreement or has dealt with no broker or finder in connection with the transactions contemplated by this Agreement which would create an entitlement by any Person to a finders' or brokers' fee.

         7. Pre-Closing Covenants. Seller covenants to and agrees with Purchaser as follows:

                  7.1   Noncompetition.

                            (a) Seller agrees that for a period of three (3)
full years from the Closing Date, Seller shall not (i) engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholders in any corporation or joint stock association, in any business that competes with the Business as it exists on the Closing Date throughout the world, (ii) except with the prior written consent of Purchaser, employ or solicit, or receive or accept the performance of services by, any employee of Seller hired by Purchaser, or (iii) induce or attempt to induce or solicit any customer, supplier or other Person with a business relationship with Seller or Purchaser not to do business with Purchaser or to alter its relationship with Purchaser to the detriment of Purchaser.

                            (b) If any provision contained in this Section 7.1
shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 7.1, but this Section 7.1 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time that is not permitted by applicable law, or in any way construed to be too board or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provisions would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 7.1 so that it complies with and is enforceable under applicable law.

                  7.2 Use of Sungold Name. Seller and Shareholders agree that after the Closing Date, neither Seller nor Shareholder nor any of their affiliates will use the name "Sungold Enterprises," "Sungold I-Wear" or "Sungold Eyewear" or any derivations thereof, or any other trade name, trademark or service mark used in the operation of the Business. On or immediately following the Closing Date, Seller shall change its corporate name to a name which does not use the term Sungold Enterprises, Sungold I-Wear, or Sungold Eyewear or any derivation thereof and will deliver evidence of such change to Purchaser.

         8.       Mutual Covenants of the Parties.

                  8.1 Key Employment Contract. At Closing, Purchaser and Sheldon Goldman shall enter into the Employment Agreement.

                  8.2      Seller's Employees.

                            (a) Except for the employment agreements of Scott
Davidoff and Jeff Halpern which are being assumed by Purchaser at Closing, immediately prior to the Closing, Seller shall terminate all employees of the Business. If required in the circumstances, Seller shall be responsible for and shall comply with the Worker Adjustment and Retraining Notification Act.

            (b) On the Closing Date, Purchaser shall offer employment to all active employees of the Business, provided that Purchaser may terminate at any time after the Closing Date the employment of any employee who accepts such offer. Any such offers shall be at such salary or wage and benefit levels and on such other terms and conditions as Purchaser shall in its sole discretion deem appropriate. Seller shall cooperate with Purchaser's efforts to hire such employees. Purchaser shall not assume responsibility for any such employee until such employee commences employment with Purchaser.

         8.4 Remittances. Following the Closing, Seller agrees to promptly turn over to Purchaser upon receipt, all remittances received by Seller which are associated with or relate to the Assets and Business being purchased by Purchaser.

         8.5 Release of Liens on Assets. Prior to or as of the Closing, Seller shall have repaid any Indebtedness as required to obtain a release of any and all Liens against the Assets, and at Closing the Assets shall be transferred to Purchaser free and clear of all Liens.

         8.6 Access to Accounting Records. After Closing, Purchaser shall provide Seller with all reasonable access to the books of account and other accounting records related to the Business as may be reasonably required in the preparation of Seller's tax returns and in Seller's review of the calculation of the Royalty Payments.

         8.7 Reasonable Efforts; Further Assurances.

            (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Seller and Purchaser each agree to execute and deliver such other documents, certificates, agreements, and other writings and to take such other actions as may be necessary or desirable to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Purchaser good and marketable title to the Assets.

            (b) Seller hereby constitutes and appoints, effective as of the Closing Date, Purchaser and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Purchaser or in the name of Seller, but for the benefit of Purchaser, (i) to collect for the account of

Purchaser any items of Assets, (ii) to institute and prosecute all proceedings that Purchaser may in its sole discretion deem proper to assert or enforce any right, title or interest in, to or under the Assets, and (iii) to defend or compromise any and all actions, suits or proceedings in respect of the Assets, except with respect to those obligations against which Seller has indemnified Purchaser hereunder. Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

               8.8 Certain Filings. Seller and Purchaser shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

               8.9 Bulk Transfer. To the extent that the sale of the Assets in accordance with the terms of this Agreement are subject to the Uniform Commercial Code of New York Bulk Transfer laws, Purchaser acknowledges that Seller will not comply with such laws with respect to the transactions contemplated by this Agreement and waives its right to require Seller to comply with such requirement in consideration of the indemnity obligations of Seller and Shareholders set forth in Section 13.1 hereof.

               8.10 Balance Sheets Substantially Similar. (i) the amount for fixed assets, (ii) the amount for prepaid expenses, (iii) the sum of cash and receivables, and (iv) the inventory less liabilities to be assumed pursuant to
Section 3.5 hereof as shown on a balance sheet for Seller dated as of the Closing Date shall be substantially similar to amounts shown for the same items on the Balance Sheet. For purposes of this Section, "substantially similar" shall mean that the line item amounts set forth in (i) through (iv) in the preceding sentence as of the Closing Date shall not be less than such amounts as shown on the Balance Sheet. If such amounts are not substantially similar, then the Purchase Price shall be decreased (but not increased) in proportion, dollar for dollar, to any deficiency.

          9. Conditions Precedent to Purchaser' Obligations. The obligation of Purchaser to purchase the Assets and to consummate the transactions contemplated by this Agreement are subject to fulfillment of the following conditions at or prior to the Closing Date (unless waived in writing by Purchaser):

               9.1 Representations and Performance. The representations and warranties made by Seller hereunder shall be true and correct in all material respects at and as of Closing, and Seller shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement required to be performed or complied with by Seller prior to or at Closing;

         9.2 No Adverse Change. Except as contemplated by this Agreement, there shall have been no Material Adverse Change in the condition, business or operations, financial or otherwise, of the Business or Assets from the date of this Agreement to the Closing Date;

         9.3 Opinion of Counsel. Purchaser shall have received an opinion of Richard Kraslow, counsel for Seller, dated as of the Closing Date substantially in the form of the attached Exhibit 9.3;

         9.4 Seller's Certificate. Purchaser shall have received a certificate substantially in the form of the attached Exhibit 9.4 signed by Seller and dated as of the Closing Date to the effect that all representations, covenants and warranties made in this Agreement by Seller were on the date of this Agreement and are on the Closing Date true and correct in all respects and that Seller has performed in all respects the obligations, agreements, and covenants undertaken by Seller in this Agreement to be performed on or prior to the Closing Date;

         9.5 Litigation. On the Closing Date, there shall not be any pending or threatened litigation in any court or any proceedings by or before any Authority with a view to seeking, or in which it is sought, to restrain or prohibit the consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement, and no investigation by any Authority shall be pending or threatened which might result in any such litigation or other proceeding;

         9.6 License Agreement with Stussy, Inc. As of the Closing Date, the Amended and Restated License Agreement dated April 10, 1997, by and between Stussy, Inc. and Seller with respect to use of the Stussy(R) trademark in the form attached to Schedule 5.6 (the "Stussy License") will be in full force and effect, and Stussy, Inc. shall have consented to the assignment of the Stussy License to Purchaser;

         9.7 Discharge of Indebtedness; Release of Liens Against the Assets. Seller shall have paid and discharged any Indebtedness the repayment of which is secured by a Lien against the Assets, and all such Liens against the Assets shall have been fully released;

               9.8 Necessary Consents; Notices. All authorizations, consents and approvals by any third parties, including any Authority, which are necessary in the reasonable opinion of Purchaser for the consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect;

               9.9 Documents to be Delivered. Seller shall have delivered all such resolutions, certificates, documents or other instruments with respect to Seller and the Assets as Purchaser and Purchaser's counsel may reasonably request to carry out the purposes of this Agreement.

          10. Conditions Precedent to Seller's Obligations. The obligation of Seller to sell the Assets and to consummate the transactions contemplated by this Agreement are subject to fulfillment of the following conditions at or prior to the Closing Date (unless waived in writing by Seller):

               10.1 Representations and Performance. The representations and warranties made by Purchaser hereunder shall be true and correct in all material respects at and as of Closing, and Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement required to be performed or complied with by Purchaser prior to or at Closing;

               10.2 Opinion of Counsel. Seller shall have received an opinion of Cynthia Pope, counsel for Purchaser, dated the Closing Date substantially in the form of the attached Exhibit 10.2;

               10.3 Purchaser's' Certificate. Seller shall have received a certificate substantially in the form of the attached Exhibit 10.3, signed by Seller and dated as of the Closing Date to the effect that all representations, covenants and warranties made in this Agreement by Purchaser were on the date of this Agreement and are on the Closing Date true and correct in all respects and that Purchaser has performed in all respects the obligations, agreements, and covenants undertaken by Purchaser in this Agreement to be performed on or prior to the Closing Date;

               10.4 Employment Agreement. Purchaser shall have executed and delivered to Sheldon Goldman the Employment Agreement;

               10.5 Consideration and Documents to be Delivered. Purchaser shall have delivered to Seller the cash portion of the Purchase Price due at Closing and shall have delivered all such resolutions, certificates, documents or other instruments with respect to Purchaser as Seller and Seller's counsel may reasonably request to carry out the purposes of this Agreement; and

               10.6 Royalty Agreement. Purchaser shall have executed and delivered to Seller the Royalty Agreement.

     11. Termination.

               11.1 Who May Terminate. This Agreement may be terminated and the transactions contemplated hereunder may be abandoned at any time:

               (a) by mutual consent of Seller and Purchaser;

               (b) by either Seller or Purchaser, if this Agreement is not closed on or before May 15, 1997; provided, however, (i) if the party desiring to terminate has breached or defaulted in any material respect with regard to its respective obligations under this Agreement on or before such date, or if all conditions to such terminating party's obligation to close have been satisfied, such party may not terminate this Agreement pursuant to this Section, and the other party to this Agreement shall at its option enforce its rights against the breaching or defaulting party and seek any remedies against such party as provided hereunder and by applicable law. The breaching or defaulting party shall be responsible for reimbursing all out-of-pocket expenses incurred by the other party in connection with the transactions contemplated hereby in addition to any liability for any other remedies available to the non-defaulting party;

               (c) by Purchaser, at its option, if as of the Closing Date any of the conditions specified in Section 9 hereof has not been satisfied in any material respect or if the Seller is otherwise in default in any material respect under this Agreement, after 15 days prior written notice to Seller and Seller's opportunity within such 15-day period to cure, provided, however, if Purchaser elects to terminate this Agreement under this Section, Purchaser may enforce its rights against Seller and seek any remedies against Seller, as provided hereunder and by applicable law; or

               (d) by Seller, at its option, if as of the Closing Date any of the conditions specified in Section 10 hereof has not been satisfied in any material respect or if Purchaser is otherwise in default in any material respect under this Agreement, after 15 days prior written notice to Purchaser and Purchaser's opportunity with such 15-day period to cure, provided, however, if Seller elects to terminate this Agreement under this Section, Seller may enforce its rights against Purchaser and seek any remedies against Purchaser, as provided hereunder and by applicable law.

               11.2 Effectiveness of Termination. Termination of this Agreement and abandonment of the transactions contemplated hereunder shall be deemed effective on the date mutually agreed upon by the parties, or, in the event of termination by unilateral action, on the date specified in a written notice to the other party.

          12. Survival of Representations and Warranties. All representations and warranties of Seller and Purchaser contained in this Agreement shall survive the Closing Date and (i) with respect to those representations and warranties made under Sections 5.5, 5.6, 5.7, 5.11, 5.13, 5.15, 5.24 shall continue in full force and effect until the first anniversary of the Closing Date, and (ii) with respect to those representations and warranties made under Sections 5.1, 5.2, 5.3, 5.4, 5.9, 5.12, 5.14, 5.16 through 5.23, inclusive, and 5.25 shall continue in full force and effect until the third anniversary of the Closing Date, and
(iii) with respect to those representations and warranties made under Sections
5.8 and 5.10 shall continue without limitation as to time.

          13. Indemnification by Seller and Shareholders.

               13.1 Indemnity. From and after the Closing Date, Seller and Shareholders, jointly and severally, shall indemnify, defend and hold harmless Purchaser from and against and shall reimburse Purchaser for any and all losses, liabilities, deficiencies, Claims and expenses (including, but not limited to, costs of defense and reasonable attorneys' fees) incurred by Purchaser arising from or in connection with (i) any breach by Seller of any covenant or agreement contained in this Agreement, (ii) any failure to comply with any law relating to the transfer of goods in bulk, including the New York Uniform Commercial Code -- Bulk Transfers, (iii) any misrepresentation or breach of any of the representations and warranties of Seller contained in this Agreement, (iv) any liability or loss that is not an Assumed Liability, (v) the litigation against Seller under action entitled Elite Marketing, Ltd. v. Sungold Enterprises, Ltd. pending in the Supreme Court of the state of New York, County of Nassau, under index number 28086-95, or (vi) the litigation against Seller under action entitled Stanley Schleger and Sansafe Incorporated vs. Adam Kaufer and Sungold International Limited, d/b/a/ Sungold I-Wear, pending in the Supreme Court of the state of New York, County of Nassau, under index number 96-28475, or arising from any of the facts or circumstances which are the subject of the ligitation, or arising from the employment by Seller of Adam Kaufer or from his services to Seller.

               13.2 Basket. Neither Seller nor the Shareholders shall be obligated to indemnify Purchaser under Section 13.1 hereof, except and to the extent that claims for indemnification exceed in the aggregate the sum of One Hundred Thousand Dollars ($100,000),except that there shall be no basket, and Purchaser shall be entitled to complete indemnification for any and all loss, cost, damage, liability, obligation, expense or deficiency arising from or relating to
(i) any failure of Seller to comply with the provisions of Section 7 hereof or a breach of the representations made by Seller under Section 5.8 hereof.

               13.3 Right of Off-Set. Purchaser shall have the right to offset against any Royalty Payments due Seller, any losses incurred or amounts paid by Purchaser with respect to Seller's indemnity obligations under Subsection 13.1 hereof.

         14. Indemnification by Purchaser. From and after the Closing Date, Purchaser shall indemnify, defend and hold harmless Seller from and against and shall reimburse Seller for any and all losses, liabilities, deficiencies, Claims and expenses (including, but not limited to, costs of defense and reasonable attorneys' fees) incurred by Seller arising from or in connection with (i) any breach by Purchaser of any covenant or agreement contained in this Agreement,
(ii) any misrepresentation or breach of any of the representations and warranties of Purchaser contained in this Agreement, (iii) any liability or loss that is an Assumed Liability.

         15. Miscellaneous Provisions.

               15.1 Amendment and Modification. Prior to the Closing Date this Agreement may be amended, modified and supplemented or any provision waived only by written agreement, executed by Seller and Purchaser.

               15.2 Attorneys' Fees. If it shall be necessary for either Seller or Purchaser to employ an attorney to enforce its rights pursuant to this Agreement because of the default of the other party, the defaulting party shall reimburse the non-defaulting party for reasonable attorneys' fees and expenses.

               15.3 Waiver of Compliance; Consents. Any failure of Seller on the one hand, or Purchaser on the other hand, to comply with any obligation, covenant, agreement or condition herein, may be waived in writing as provided in
Section 15.1 hereof, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

               15.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be given by: (a) hand delivery; (b) first-class registered or certified mail with postage prepaid, (c) overnight receipted courier service, or (d) telephonically confirmed facsimile transmission, which notice is addressed to the party at the address set forth below, or such other address as may hereafter be designated in writing by the party. Notices given in accordance with this Section shall be effective upon receipt or when receipt is refused.

                           IF TO SELLER, TO:

                           Sungold Enterprise, ltd.
                           2095 New Highway
                           Farmingdale, New York  11735
                           Attn:  Sheldon Goldman, President
                           Tel:     516-752-8900
                           Fax:     516-752-8928

                           with a copy to:

                           Richard Kraslow, P.C.
                           425  Broad Hollow Road, Ste. 203
                           Melville, New York  11747
                           Tel:     516-756-8300
                           Fax:     516-756-3684

                           IF TO PURCHASER, TO:

                           Gargoyles, Inc.
                           5866 South 194th Street
                           Kent, Washington 98032
                           Attn:  Douglas B. Hauff, President and CEO
                           Tel:     206-872-6100 Ext. 3400
                           Fax:     206-872-3317

                           with a copy to:

                           Cynthia L. Pope, Esq.
                           114 West Magnolia
                           Fourth Floor
                           Bellingham, Washington  98225
                           Tel:     360-671-5939
                           Fax:     360-671-5931


         15.5 Assignment; Form of Transaction. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other.

               15.6 Governing Law. This Agreement shall be governed by the internal law of the state of New York as to all matters, including but not limited to matters of validity, construction, effect and performance.

               15.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               15.8 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               15.9 Exhibits and Schedules. The exhibits and schedules attached hereto are incorporated herein by reference as if fully set forth herein.

               15.10 Entire Agreement. This Agreement, including the exhibits and schedules hereto and the documents, certificates and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to such transactions, other than those expressly set forth or referred to herein.

               5.11 Expenses. Each party to this Agreement shall bear his or its own expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby. Such expenses of Seller shall be Excluded Liabilities.

         16. Definitions. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them below.

         "Agreement" shall have the meaning set forth in the opening paragraph hereof.

         "Allocation Certificate" shall have the meaning set forth in Section
3.3 hereof.

         "Assets" shall have the meaning set forth in Section 1 hereof.

         "Assumed Contracts" shall have the meaning set forth in Section 3.4(b) hereof.

         "Assumed Liabilities" shall have the meaning set forth in Section 3.4 hereof.

         "Authority" means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any public, private or industry regulatory authority, whether international, national, Federal, state or local or otherwise, or any similarly empowered Person.

         "Claim" means any claim, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise.

         "Closing" and shall have the meaning set forth in Section 4 hereof.

         "Closing Date" shall have the meaning set forth in Section 4 hereof.

         "Contaminant" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste, including, without limitation, any such substance regulated under any Environmental Law.

         "Contract" means any agreement, contract, commitment, instrument or other binding arrangement or understanding, whether written or oral, and all amendments thereto, whether written or oral.

         "Disclosure Schedule" shall have the meaning set forth in Section 5.1 hereof.

         "Environmental Law" means any and all present or future federal, state and local environmental laws, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss.9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. ss.1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss.6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. ss.1251 et seq.), the Clean Air Act (42 U.S.C. ss.7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. ss.651 et seq.), and the Washington Model Toxics Control Act, as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and any other present or future federal, state or local environmental Regulations.

         "Environmental Liabilities and Costs" means all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, monetary sanctions and interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any Claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, Permit, Environmental Lien, Order or agreement with any Authority, arising from environmental, health or safety conditions, or the Release or threatened Release of a Contaminant into the environment, as a result of past, present or future operations of the Company or as a result of past, present or future ownership or use of property by the Company.

         "Environmental Lien" means any Lien in favor of any Authority for Environmental Liabilities and Costs.

         "ERISA" shall have the meaning set forth in Section 5.9(b) hereof.

         "Excluded Assets" shall have the meaning set forth in Section 2 hereof.

         "Excluded Liabilities" shall have the meaning set forth in Section 3.5 hereof.

         "Financial Statements" shall have the meaning set forth in Section 5.3 hereof.

         "Guarantee" means any guarantee or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect with respect to any obligations of another Person, through an agreement or otherwise, including, without limitation, (a) any other endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guaranty in respect of any such obligations and (b) any Contract (i) to purchase or to advance or supply funds for the payment or purchase of any such obligations, (ii) to purchase, sell or lease property, products, materials or supplies, or transportation or services, in respect of enabling such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or nondelivery of the property, products, materials or supplies of transportation or services or (iii) to make any loan, advance or capital contribution to or other investment in or to otherwise provide funds to or for such other Person in respect of enabling such Person to satisfy an obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation.

         "Business" shall have the meaning set forth in Paragraph A hereof.

         "Indebtedness" with respect to any Person means any obligation of such Person for borrowed money, and in any event shall include (i) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business,
(ii) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (iii) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens, (iv) Capitalized Lease Obligations, and (v) all Guarantees of such Person.

         "IRC" means the Internal Revenue Code of 1986, as amended.

         "Intellectual Property" shall have the meaning set forth in Section 5.19(a).

         "Knowledge" means with respect to Seller, the actual current collective knowledge of Sheldon Goldman, Lionel Goldman and Craig Fels, employees of Seller, together with such knowledge that such persons should have obtained after diligent inquiry concerning the subject matter, including without limitation, inquiry of those officers and employees of, and appropriate advisers and consultants to, such party who have responsibility for, or would be reasonably expected to have knowledge of, the subject matter as to which Knowledge relates in the particular instance.

         "Lien" means any security interest, lien, charge, mortgage, deed, assignment, pledge, hypothecation, encumbrance, easement, restriction or interest of another Person of any kind or nature.

         "Material Adverse Change" means any developments or changes which would have a Material Adverse Effect.

         "Material Adverse Effect" means any circumstances, developments, occurrences, state of facts or matters which might reasonably be expected to have a material adverse effect in respect of the Company's business, operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects.

         "Net Income" means all revenues less all expenses.

         "Net Sales" means the actual invoice price for products less trade and cash discounts, sales or similar transaction taxes, if any, freight charges if not separately invoiced, and returns and allowances.

         "Order" means any decree, order, injunction, rule, judgment or consent of or by an Authority.

         "Pension Plans" shall have the meaning set forth in Section 5.9(b) hereof.

         "Person" means any corporation, partnership, joint venture, organization, entity, Authority or natural person.

         "Permit" means any permit, approval, authorization, license, variance, or permission required from an Authority under an applicable Requirement of Law.

         "Plans" shall have the meaning set forth in Section 5.9(b) hereof.

         "Purchase Price" shall have the meaning set forth in Section 3 hereof.

         "Purchaser" shall have the meaning set forth in the opening paragraph hereof.

         "Purchaser Contract" shall have the meaning set forth in Section 6.2 hereof.

         "Registers" shall have the meaning set forth in Section 5.19(b) hereof.

         "Regulation" means any law, code, statute, regulation, ordinance, requirement, announcement or other binding or restrictive action or requirement of or by an Authority.

         "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property owned by the Company, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property.

         "Remedial Action" means all actions required to: (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

         "Requirement of Law" means, as to any Person, the charter and bylaws or other organizational or governing documents of such Person, and any Regulation, or Order, including without limitation the requirements of Environmental Laws, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Royalty Agreement" and "Royalty Payments" shall have the meaning set forth in Section 3.2 hereof.

         "Seller" shall have the meaning set forth in the opening paragraph hereof.

         "Seller Contract" shall have the meaning set forth in Section 5.11 hereof.

         "Use Tax Return" shall have the meaning set forth in Section 3.6(a) hereof.

         "Welfare Plans" shall have the meaning set forth in Section 5.9(b) hereof.

         IN WITNESS WHEREOF, Seller and Purchaser have made and entered into this Agreement as of the day and year first above written.

                              SELLER:

                              SUNGOLD ENTERPRISES, LTD.,
                              a New York corporation


                              By /s/ Sheldon Goldman
                                 --------------------------------
                                 Sheldon Goldman, President

                              SHAREHOLDERS:

                              /s/ Sheldon Goldman
                              -----------------------------------
                              Sheldon Goldman

                              /s/ Lionel Goldman
                              -----------------------------------
                              Lionel Goldman

                              /s/ Lionel Goldman
                              -----------------------------------
                              Lionel Goldman, Trustee of the Lionel
                              Goldman Family Trust u/a dated 9/30/94


                              PURCHASER:

                              GARGOYLES, INC.,
                              a Washington corporation


                              By /s/ Steven R. Kingma
                                ________________________________
                                Steven R. Kingma, Vice President,
                                Chief Financial Officer, Secretary and
                                Treasurer